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                                                                    EXHIBIT 99.1

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(NABORS INDUSTRIES LOGO)
                                                                    NEWS RELEASE
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                NABORS PRICES $700 MILLION OF ZERO COUPON SENIOR
               CONVERTIBLE NOTES DUE 2023; INTENDS TO REDEEM $755
              MILLION ZERO COUPON CONVERTIBLE DEBENTURES DUE 2020


ST. MICHAEL, BARBADOS, JUNE 3 -- Nabors Industries Ltd. (Amex: NBR) ("Nabors") today announced that its subsidiary, Nabors Industries, Inc. ("Nabors Delaware"), has priced $700 million of Zero Coupon Senior Convertible Notes Due 2023 (the "Notes") (plus an option to the initial purchasers of the Notes to acquire up to an additional $140 million principal amount of the Notes) in a private placement transaction. The sale of the Notes is expected to close on June 10, 2003.

The Notes will not bear interest and will have a zero yield to maturity. The Notes will be convertible into common shares of Nabors at a conversion price of $70.10 per share, subject to adjustment upon the occurrence of specified events. This represents a 57 percent conversion premium based on the closing price of $44.65 of Nabors Industries Ltd. common shares on June 2, 2003. Each $1,000 principal amount at maturity will initially be convertible into 14.265 Nabors common shares, only upon the occurrence of certain events. The Notes will be fully and unconditionally guaranteed by Nabors. The closing of this transaction is subject to customary conditions.

The Notes were placed in a private transaction pursuant to Rule 144A of the Securities Act of 1933 (the "Act"), as amended. The Notes and the common shares issuable upon conversion of the Notes have not been registered under the Act, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements of the Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Nabors Delaware expects to use a portion of the net proceeds from the Notes to redeem on June 20, 2003 the remaining outstanding amount of the zero coupon convertible senior debentures due 2020 issued by Nabors Delaware. The remaining principal amount of the debentures outstanding is approximately $755 million. The Redemption Price on June 20, 2003 will be $655.50 per $1,000 principal amount of the debentures and will be paid in cash for an aggregate redemption price of approximately $494.9 million. It is Nabors' present intention also to use the remaining proceeds of the Notes to redeem its 6.8% senior notes due April 2004 having a remaining principal amount outstanding equal to approximately $295.2 million.


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The Nabors companies own and operate almost 600 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platforms, 17 jack-ups, and three barge rigs in the domestic and international markets. Nabors markets 30 marine transportation and support vessels, primarily in the US Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

This press release contains "forward looking statements" within the meaning of the federal securities law concerning anticipated future events and expectations that are not historical facts, including the anticipated closing of the offering and our expected use of proceeds. Certain factors could cause actual results to materially differ from these forward-looking statements. These factors include, among others, market conditions for the note offering and other risks and uncertainties detailed in Nabors periodic public filings with the Securities and Exchange Commission, including but not limited to Nabors Annual Report on Form 10-K for the year ended December 31, 2002.

For further information, please contact Dennis A. Smith, Director of Corporate Development at Nabors Corporate Services, Inc. (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com. Alternatively, you may contact Angela Ridgell at Nabors Corporate Services at (281) 775-8063.